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                            August 28, 1998

                                                            EXHIBIT 5.1



Board of Directors
American Software, Inc.
470 East Paces Ferry Road
Atlanta, Georgia 30305

Gentlemen:

     We are familiar with the proceedings taken and proposed to be taken by American Software, Inc., a Georgia corporation (the "Company"), in connection with its Amended and Restated Incentive Stock Option Plan, its Amended and Restated Nonqualified Stock Option Plan, its Amended and Restated 1991 Employee Stock Option Plan and its Amended and Restated Directors and Officers Stock Option Plan (collectively, the "Plans"), the granting of options to purchase 4,891,731 $.10 par value Class A Common Shares of the Company (the "Shares") pursuant to the Plans and the issuance of the Shares upon exercise of such options. We understand that as of the date of this opinion the aggregate number of Class A Common Shares that may be issued after the date hereof pursuant to options granted under the Plans is 4,891,731.

     We have assisted in the preparation of the Registration Statement on Form S-8 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission for the purpose of registering the Shares under the Securities Act of 1933, as amended. In connection therewith, we have examined, among other things, such records and documents as we have deemed necessary to express the opinions hereinafter set forth.

     Based upon the foregoing, we are of the opinion that:

     (1) The Company is a duly organized and legally existing corporation under the laws of the State of Georgia.

     (2) When options for the purchase of the Shares have been granted to eligible employees under the Plans, without exceeding the limits of the individual Plans, such options will be legally constituted and obligations of the Company in accordance with their terms.

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Board of Directors
American Software, Inc.
August 28, 1998
Page 2.

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     (3) When the Shares have been delivered by the Company upon the exercise of options under the Plans against payment of the purchase price therefor, without exceeding the limits of the individual Plans, the Shares will be validly issued and outstanding, fully paid and nonassessable. This opinion assumes compliance with applicable federal and state securities laws and with proper corporate procedures regarding the issuance of the Shares.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm included therein.

                              Very truly yours,

                              GAMBRELL & STOLZ, L.L.P.



                              By:/S/ Henry B. Levi
                                 Henry B. Levi



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